Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-176462 on Form S-8 of Auxilio, Inc. (the “Company”) of our report dated April 10, 2012, relating to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ Haskell & White LLP
Irvine, California
April 10, 2012